AMENDMENT NO. 1 TO QUALIFIED OFFER PLAN RIGHTS AGREEMENT

THIS AMENDMENT TO QUALIFIED OFFER PLAN RIGHTS AGREEMENT (this “Amendment”), dated as of March 11, 2010, is between Wilshire Enterprises, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Qualified Offer Plan Rights Agreement, dated as of December 4, 2008 (the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.           Amendment of Section 7.

Paragraph (a), clause (i) of Section 7 of the Rights Agreement is amended to read as follows:

“(i) the Close of Business on March 11, 2010 (the “Final Expiration Date”),”

2.           Effectiveness.

This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date.  By virtue of this Amendment, the Rights Agreement shall be of no further force and effect.

3.           Certification.

The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by the Board of Directors of the Company, hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 27 of the Rights Agreement.

4.           Miscellaneous.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

WILSHIRE ENTERPRISES, INC.

By:	/s/ Sherry Wilzig Izak
Name:	Sherry Wilzig Izak
Title:	Chairman of the Board and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ John W. Comer, Jr.
Name:	John W. Comer, Jr.
Title:	Vice President